Exhibit 10.1

July 14, 2015

Greg Kitchener

Re:  Offer of Employment Via email to:

Dear Greg,

BioPharmX Corporation, a Delaware corporation (the “Company”), is pleased to offer you employment on the terms and conditions stated in this letter.

Title and Salary

The Company is offering you the position of Executive Vice President of Finance, Chief Finance Officer, reporting to the Chief Executive officer.  Your semimonthly rate of compensation will be $9,375.00 (or $225,000 annualized), less statutory and voluntary deductions, and paid in accordance with the Company’s standard payroll practice.  This position is considered exempt for purposes of federal wage-hour law.

MBO

You will receive a one-time bonus payment in the amount of $25,000 dollars on the earlier of the six month anniversary date or raising of additional funds through a private placement offering.  In addition, you will receive a one-time bonus in the amount of $50,000 upon the execution and pricing of a follow-on public offering of the company’s common stock.  Payroll taxes will be withheld from these amounts.

Bonus Plan - 2015

The Company will be implementing a company-wide bonus plan at a future date.  Based on the plan that has not yet been approved by our Board of Directors, your estimated annual bonus would be 35% of your annual base salary or on a pro-rata basis. As the bonus plan has not been finalized and approved, this is only an estimate based on our proposed plan.

Start Date

We would like you to begin employment with the Company by August     , 2015.

1098 Hamilton Court• Menlo Park, CA  94025 • T:  650.889.5020 • F:  650.900.4130 • www.biopharmx.com

Offer Letter

July 14, 2015

Reporting Supervisor and Location

You will report directly to Jim Pekarsky, Chief Executive Officer, at the Company’s office located at 1098 Hamilton Court, Menlo Park, CA 94025.  This position may allow for remote working locations and require occasional travel. Your acceptance of this offer is your representation to us that you are unaware of anything that would prevent you from traveling.

Stock Option Grant

You will be granted an option to purchase 235,000 shares of BioPharmX Corporation’s common stock subject to ratification by the Company’s Board of Directors and current option value pricing and to begin vesting on the later of your start date or the date the Board grants the options and the options will be priced at the value of the stock at the close of business on that day.  One-fourth (1/4) of the Shares subject to this Option shall vest one full calendar year following the Vesting Commencement Date and one thirty-sixth (1/36) of the remaining Shares subject to this Option shall vest on the last day of each full calendar month thereafter, until all such shares have vested, subject to Participant continuing to be a Service Provider through each such date.

Health & Other Benefits

You will be eligible for the company’s benefits program to include medical, dental and vision coverage for you and your qualified dependents.  Information on these benefits will be provided on your start date.

You will also be eligible to participate in the company’s 401-k program.

Paid Time Off and Holidays

You will receive 15 days of paid time off (PTO) per year.  In addition, the Company offers ten (10) paid holidays per calendar year.

Employment Eligibility

This offer is contingent upon your current eligibility to legally work in the United States.  Because of federal regulations adopted in the Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States upon employment by the Company.  This requirement applies to U.S. citizens and non-U.S. citizens alike.  Your offer and your employment with BioPharmX Corporation is contingent upon you completing form I-9 on your first day of employment and providing the necessary documents to a Company representative within three (3) days of your date of hire.  This form and its List of Acceptable Documents are attached for your information.

1098 Hamilton Court• Menlo Park, CA  94025 • T:  650.889.5020 • F:  650.900.4130 • www.biopharmx.com

Offer Letter

July 14, 2015

BioPharmX expects that you will be committing your full efforts and energies as a full time employee.  Any other employment or consulting positions must be declared to BioPharmX.  There must be no conflict of interest and not violate any confidentiality or intellectual property agreements.  Failure to disclose any such conflicts or work will result in immediate termination from BioPharmX.

Company Confidential Information

As an employee of BioPharmX Corporation, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company’s standard “Non-Disclosure Agreement” attached to this offer letter as a condition of your employment.  We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former or current employer or to violate any other obligation to your former or current employers.  Also, by signing this employment offer you agree to not directly or indirectly solicit Company employees for one (1) year after your termination date should you terminate employment with the Company.

Background Reference Checks

The Company reserves the right to conduct reference checks and/or background investigations on all of its potential employees.  This employment offer and your employment with BioPharmX Corporation, therefore, are contingent upon a clearance of such a reference check and/or background investigation after the Company has received a completed and signed employment application and authorization of disclosure, which is attached to this letter.

Driving Record Check

As per the Company’s Driving Record Policy and its Automobile Usage Policy, if you use a Company vehicle or your personal vehicle on Company business (being reimbursed for mileage) you will be subject to drivers’ license and driving record checks shortly after your start date and ongoing checks every 6 months after employment.  When operating vehicles on Company business, you must maintain a valid driver license and state-required minimum proof of insurance for your personal vehicle.  Details will be provided to you after your start date.

Compliance with Company Policies

As an employee of the Company, you will be required to comply with all Company policies and procedures as stated in the Company’s Employee Handbook as updated from time to time or provided separately by the Company to employees, and execute acknowledgement forms that you read and understood the policies and procedures.  Additionally, you will be asked to read and acknowledge the Company’s Code of Ethics.  The Employee Handbook and the Code of Ethics will be provided to you

1098 Hamilton Court• Menlo Park, CA  94025 • T:  650.889.5020 • F:  650.900.4130 • www.biopharmx.com

Offer Letter

July 14, 2015

separately and you will be required to familiarize yourself with and to comply with the Company’s policy prohibiting harassment and discrimination and the policy concerning drugs and alcohol.  Violations of these policies may lead to immediate termination of employment.

Employment At Will

Your employment with the Company, should you accept this offer, will be for no specified term and may be terminated with or without cause and with or without notice by you or by the Company at any time for any reason.  Any contrary representations or agreements which may have been made to you are superseded by this offer.  The “at-will” nature of your employment described in this offer letter constitutes the entire agreement between you and the Company concerning the nature and duration of your employment.  Although your job duties, title, compensation and benefits may change over time, the at-will term of your employment with the Company can only be changed in writing signed by you and an officer of the company.

Accepting the Employment Offer

If you wish to accept this offer, please notify me no later than July 31, 2015.  Please sign both copies on the following acceptance page and return one fully executed letter to me at the address indicated below.  You should keep one copy of this letter for your own records.

Greg, on behalf of the entire Management Team of BioPharmX Corporation, it is a pleasure to extend this offer to you.  We look forward to working with you and are confident that you will achieve success in your new position with BioPharmX Corporation

Best Regards,

BioPharmX Corporation

/s/ Jim Pekarsky
Jim Pekarsky
CEO

1098 Hamilton Court• Menlo Park, CA  94025 • T:  650.889.5020 • F:  650.900.4130 • www.biopharmx.com

Offer Letter

July 14, 2015

ACCEPTANCE OF EMPLOYMENT OFFER

I have read, understand, and accept the foregoing terms and conditions of my offer of employment from BioPharmX Corporation, a Delaware corporation (the “Company”).  I further understand that while my job duties, title, compensation and benefits may change over time without a written modification of this agreement, the “at-will” term of my employment (i.e., my right and the Company’s right to terminate our employment relationship at any time, with or without cause) is a term of employment which cannot be altered or modified except in a writing signed by me and the Chief Executive Officer or President of the Company.  I understand and agree that any contrary representation or agreements which may have been made to me are superseded by this offer and my acceptance of the same.

I verify that I am legally eligible to work in the United States and will provide current evidence of this within three (3) days of my start date.

In consideration for the offer of employment with the Company that is contained in this offer letter and accepted by me, I acknowledge that the Confidential Information of the Company is a special, valuable and unique asset of the Company.  I agree at all times during my employment with the Company, and at all times after termination of such employment, not to disclose for any purpose and to keep in strict confidence and trust all of such Confidential Information.  I agree during and after the period of my employment with the Company not to use, directly or indirectly, any Confidential Information other than in the course of performing duties as an employee of the Company, nor will I directly or indirectly disclose any Confidential Information or anything relating to it to any person or entity except, with the Company’s consent, as may be necessary to the performance of my duties as established from time to time by it for the protection of its Confidential Information.

As further consideration for the offer of employment with the Company that is contained in this offer letter and accepted by me, I agree that during the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of the Company to leave the Company for any reason.  However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to bona fide hiring and firing of Company personnel.

/s/ July 31, 2015	/s/ Greg Kitchener
Date
Start Date: August 10, 2015

1098 Hamilton Court• Menlo Park, CA  94025 • T:  650.889.5020 • F:  650.900.4130 • www.biopharmx.com